Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE	Contacts:	Gregg Piontek, VP & CFO Newpark Resources, Inc. 281-362-6800 Ken Dennard, Managing Partner Karen Roan, SVP Dennard Rupp Gray & Lascar, LLC 713-529-6600

NEWPARK RESOURCES REPORTS NET INCOME OF $0.15 PER DILUTED SHARE FOR THE SECOND QUARTER 2012

THE WOODLANDS, TX – July 26, 2012 – Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2012.  Total revenues for the second quarter of 2012 were $245.8 million compared to $262.3 million for the first quarter 2012 and $230.8 million for the second quarter of 2011.  Net income for the second quarter of 2012 was $14.5 million, or $0.15 per diluted share, compared to $15.6 million, or $0.16 per diluted share, for the first quarter of 2012, and $19.3 million, or $0.19 per diluted share, for the second quarter of 2011.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are pleased with the progress made in our U.S. fluids business, which showed a marked improvement, generating a sequential operating income increase of more than $5 million, while revenue remained flat.  Our Evolution® drilling fluid system generated revenues of $27 million in the second quarter, up from the $23 million in the first quarter of 2012 and $18 million in the second quarter of last year.  These results were largely offset by events in other regions, including the seasonal reduction in activity in our Canadian operations from the Spring break-up, and delays in North Africa due to the timing of customer projects and the transition to a new contract with Sonatrach in Algeria.  Combined, Canada and our EMEA region experienced a $16 million sequential decline in revenue, which negatively impacted operating margins in the segment.

“Our Mats and Integrated Services segment continued to generate exceptional results, driven by strong demand for composite mat sales internationally and the diversification of our rental activity in the U.S.  Our composite mats continue to demonstrate superior performance for our expanding customer base, and we remain focused on further enhancements to our product offering, aimed at improving environmental protection on the well site.  The Environmental Services segment also continued to generate solid results, and we are becoming increasingly optimistic about a recovery in the Gulf of Mexico in the near future,” concluded Howes.

SEGMENT RESULTS

The Fluids Systems and Engineering segment generated revenues of $202.4 million in the second quarter of 2012 compared to $218.5 million in the first quarter of 2012 and $191.2 million in the second quarter of 2011.  Segment operating income was $13.5 million (6.7% operating margin) in the second quarter of 2012 compared to $14.0 million in the first quarter of 2012 (6.4% operating margin) and $20.8 million (10.9% operating margin) in the second quarter of 2011.

The Mats and Integrated Services segment generated revenues of $30.1 million in the second quarter of 2012 compared to $30.5 million in the first quarter of 2012 and $27.8 million in the second quarter of 2011.  Segment operating income was $13.1 million (43.5% operating margin) in the second quarter of 2012 compared to $14.3 million in the first quarter of 2012 (47.0% operating margin) and $14.7 million (53.0% operating margin) in the second quarter of 2011.

The Environmental Services segment generated revenues of $13.3 million in the second quarter of 2012 compared to $13.3 million in the first quarter of 2012 and $11.8 million in the second quarter of 2011.  Segment operating income was $3.5 million (26.4% operating margin) in the second quarter of 2012 compared to $3.6 million in the first quarter of 2012 (26.9% operating margin) and $3.0 million (25.2 % operating margin) in the second quarter of 2011.

SHARE REPURCHASE PROGRAM

Consistent with its previously-announced program and in accordance with a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, the Company repurchased an additional $15 million of outstanding shares of Newpark common stock at an average cost of $5.74 per share, reducing common shares outstanding by approximately 2.6 million shares.  Combined with $15 million in share repurchases completed earlier in the year, the Company has repurchased a total of $30 million of outstanding shares at an average cost of $6.71, reducing common shares outstanding by approximately 4.5 million shares since the beginning of 2012.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss second quarter 2012 results, which will be broadcast live over the Internet, on Friday, July 27, 2012 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time.  To participate in the call, dial 480-629-9692 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com.  For those who cannot listen to the live call, a replay will be available through August 10, 2012 and may be accessed by dialing (303) 590-3030 and using pass code 4548732#.  Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions.  For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2011, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast, and our ability to execute our business strategy and make successful capital investments and business acquisitions.  Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share data)	2012	2012	2011	2012	2011

Revenues	$245,756	$262,336	$230,822	$508,092	$433,473

Cost of revenues	201,534	214,902	178,911	416,436	337,913

Selling, general and administrative expenses	19,944	21,313	21,150	41,257	36,968
Other operating income, net	(477)	(14)	(835)	(491)	(952)

Operating income	24,755	26,135	31,596	50,890	59,544

Foreign currency exchange loss (gain)	461	(230)	(468)	231	(145)
Interest expense, net	2,553	2,368	2,100	4,921	4,357

Income from operations before income taxes	21,741	23,997	29,964	45,738	55,332
Provision for income taxes	7,278	8,363	10,684	15,641	20,198

Net income	$14,463	$15,634	$19,280	$30,097	$35,134

Income per common share -basic:	$0.16	$0.17	$0.21	$0.34	$0.39
Income per common share -diluted:	$0.15	$0.16	$0.19	$0.31	$0.35

Calculation of Diluted EPS:
Net income	$14,463	$15,634	$19,280	$30,097	$35,134
Assumed conversion of Senior Notes	1,283	1,257	1,241	2,539	2,438
Adjusted net income	$15,746	$16,891	$20,521	$32,636	$37,572

Weighted average number of common shares outstanding-basic	88,600	90,473	89,791	89,536	89,707
Add: Dilutive effect of stock options and restricted stock awards	457	1,198	1,061	561	739
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	104,739	107,353	106,534	105,779	106,128

Income per common share - diluted	$0.15	$0.16	$0.19	$0.31	$0.35

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2012	2012	2011

Revenues
Fluids systems and engineering	$202,388	$218,496	$191,205
Mats and integrated services	30,071	30,533	27,793
Environmental services	13,297	13,307	11,824
Total revenues	$245,756	$262,336	$230,822

Operating income (loss)
Fluids systems and engineering	$13,480	$13,995	$20,792
Mats and integrated services	13,075	14,339	14,730
Environmental services	3,514	3,575	2,980
Corporate office	(5,314)	(5,774)	(6,906)
Total operating income	$24,755	$26,135	$31,596

Segment operating margin
Fluids systems and engineering	6.7%	6.4%	10.9%
Mats and integrated services	43.5%	47.0%	53.0%
Environmental services	26.4%	26.9%	25.2%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	June 30,	December 31,
(In thousands, except share data)	2012	2011

ASSETS
Cash and cash equivalents	$28,832	$25,247
Receivables, net	333,976	328,590
Inventories	174,820	175,929
Deferred tax asset	13,211	13,224
Prepaid expenses and other current assets	12,427	10,828
Total current assets	563,266	553,818

Property, plant and equipment, net	247,856	231,055
Goodwill	75,166	71,970
Other intangible assets, net	19,077	20,850
Other assets	10,217	9,144
Total assets	$915,582	$886,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$792	$2,232
Accounts payable	84,161	97,168
Accrued liabilities	28,327	47,443
Total current liabilities	113,280	146,843

Long-term debt, less current portion	238,843	189,876
Deferred tax liability	47,034	46,844
Other noncurrent liabilities	13,906	5,428
Total liabilities	413,063	388,991

Common stock, $0.01 par value, 200,000,000 shares authorized and 95,496,604 and 94,497,526 shares issued, respectively	955	945
Paid-in capital	480,414	477,204
Accumulated other comprehensive income	(3,133)	789
Retained earnings	65,080	34,983
Treasury stock, at cost; 6,407,673 and 2,803,987 shares, respectively	(40,797)	(16,075)
Total stockholders’ equity	502,519	497,846
Total liabilities and stockholders' equity	$915,582	$886,837

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In thousands)	2012	2011
Cash flows from operating activities:
Net income	$30,097	$35,134
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	15,808	13,575
Stock-based compensation expense	3,003	2,065
Provision for deferred income taxes	178	9,997
Net provision for doubtful accounts	1,073	699
Loss (gain) on sale of assets	104	(117)
Change in assets and liabilities:
Increase in receivables	(10,793)	(32,334)
Increase in inventories	(870)	(1,981)
Increase in other assets	(2,826)	(5,729)
(Decrease) increase in accounts payable	(8,705)	5,091
Decrease in accrued liabilities and other	(11,247)	(5,273)
Net cash provided by operating activities	15,822	21,127

Cash flows from investing activities:
Capital expenditures	(26,315)	(16,842)
Business acquisition, net of cash acquired	-	(25,601)
Proceeds from sale of property, plant and equipment	371	280
Net cash used in investing activities	(25,944)	(42,163)

Cash flows from financing activities:
Borrowings on lines of credit	173,846	2,256
Payments on lines of credit	(126,233)	(2,629)
Proceeds from employee stock plans	468	1,543
Purchase of treasury stock	(24,825)	(598)
Post-closing payment for business acquisition	(11,892)	-
Other financing activities	(53)	(22)
Net cash provided by financing activities	11,311	550

Effect of exchange rate changes on cash	2,396	1,780

Net increase (decrease) in cash and cash equivalents	3,585	(18,706)
Cash and cash equivalents at beginning of year	25,247	83,010

Cash and cash equivalents at end of period	$28,832	$64,304

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